Exhibit 3.23
ARTICLES OF ORGANIZATION
OF
UTILIQUEST, LLC
ARTICLE I – NAME
The name of the limited liability company is UtiliQuest, LLC (hereinafter the “Company”).
ARTICLE II – ORGANIZER
The organizer of the Company is David D. Willoughby, Esq.
Rogers & Hardin, LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, NE
Atlanta, GA 30303
ARTICLE III – INITIAL REGISTERED OFFICE; PRINCIPAL PLACE OF BUSINESS
The Company’s initial registered office is 6285 Barfield Road, Atlanta, GA 30328. The principal place of business is 500 Northridge Road, Atlanta, GA 30350.
ARTICLE IV – INITIAL REGISTERED AGENT
The Company’s initial registered agent is Kenneth G. Byers, Jr.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization this 10th day of March, 1998.

/s/ DAVID D. WILLOUGHBY

David D. Willoughby, Organizer